Exhibit 99.1
Investor Contact: Brad Ankerholz
Graphic Packaging Holding Company
770-644-3062
Graphic Packaging Holding Company Reports Third Quarter 2011 Results
Financial Highlights

•	Q3 Adjusted Net Income grew 40.2% to $33.8 million versus the prior year period.

•	Q3 Adjusted Earnings per Share were $0.09 versus $0.07 in the prior year period.

•	Q3 Net Sales increased 2.9% versus the prior year period.

•	Q3 Adjusted EBITDA was $152.0 million versus $151.3 million in the prior year period.

MARIETTA, GA, October 27, 2011 Graphic Packaging Holding Company (NYSE: GPK), a leading provider of packaging solutions to food, beverage and other consumer products companies, today reported Adjusted Net Income of $33.8 million, or $0.09 per share, based on 390.6 million weighted average diluted shares. This compares to third quarter 2010 Adjusted Net Income of $24.1 million, or $0.07 per share, based on 347.2 million weighted average diluted shares.
On an unadjusted basis, the Company reported a Net Loss for third quarter 2011 of $47.5 million, or $(0.12) per share, compared to third quarter 2010 Net Income of $17.6 million, or $0.05 per share. During the third quarter of 2011, the Company recorded a $96.3 million non-cash goodwill impairment charge for a reporting unit within its flexible packaging segment. The net impact of the charge was $80.0 million or $(0.20) per share, after deducting the associated income tax benefit of $16.3 million. Third quarter 2011 Net Loss also includes a $1.3 million charge associated with a loss on modification or extinguishment of debt. Third quarter 2010 Net Income includes $6.5 million of charges associated with a loss on modification or extinguishment of debt.
“We posted a solid quarter despite the continuation of soft demand in key end-markets and higher input costs,” said CEO David Scheible. “The good news is that we are not seeing any additional deterioration in the market, but end consumers are still closely managing discretionary purchases including beer, soft drink, cereal and frozen pizza."
“Although volumes remain challenging, our top line increased 2.9% as we continued to recapture prior input inflation through higher contractual pricing. These higher prices, along with strong operating performance and improvements in our cost structure more than offset input cost inflation.”
“Our ongoing cost reduction programs and supply chain optimization initiatives resulted in another $17 million of benefit in the quarter. We are now realizing benefits from our Perry, Georgia plant expansion, as the new press came online in the third quarter and production was successfully transitioned from other higher cost facilities, including our Cincinnati, Ohio plant, which has now been closed. We remain committed to keeping our manufacturing footprint in line with demand and, given the delayed market recovery, we also recently announced our intention to close our La Porte, Indiana web plant and transition its business to more efficient plants in our network. In total, we are still on target to achieve approximately $70 million of full year 2011 cost reduction.”
Net Sales
Net sales increased 2.9% to $1,073.3 million during third quarter 2011, compared to third quarter 2010 net sales of $1,042.8 million. The increase resulted from approximately $29 million of higher pricing and $8 million of favorable exchange rates. This was partially offset by approximately $6 million of lower volume/mix.
On a segment basis, Paperboard Packaging sales, which comprised approximately 83% of total third quarter net sales, increased 2.4% compared to the third quarter of 2010. The increase reflects higher contractual pricing related to the recovery of prior input cost inflation and open market board price increases. Net sales in the Flexible Packaging segment increased 5.7% versus the third quarter of 2010. The increase was the result of higher pricing and slightly higher volume/mix.
Attached is supplemental data showing net tons sold, net sales and Income (Loss) from Operations by business segment for each quarter of 2011 and 2010.

EBITDA
EBITDA for third quarter 2011 was $54.4 million, compared to $144.8 million in the third quarter of 2010. Excluding goodwill impairment charges of $96.3 million and charges associated with a loss on modification or extinguishment of debt, third quarter 2011 Adjusted EBITDA was $152.0 million, compared to third quarter 2010 Adjusted EBITDA of $151.3 million. Third quarter 2010 Adjusted EBITDA excludes $6.5 million of charges associated with a loss on modification or extinguishment of debt.
Adjusted EBITDA in the third quarter of 2011 was positively impacted by approximately $29 million of higher pricing, approximately $17 million of improved net operating performance and approximately $1 million of favorable exchange rates/other. Third quarter 2011 EBITDA was negatively impacted by approximately $39 million of cost inflation, approximately $5 million related to market downtime taken in our converting facilities and approximately $2 million of lower volume/mix.
Other Results
In the third quarter of 2011, the Company recorded a non-cash pre-tax goodwill impairment charge of $96.3 million for a reporting unit within its flexible packaging segment. This charge is recorded as Goodwill Impairment, Restructuring and Other Special Charges in the Company's Condensed Consolidated Financial Statements. In addition, a tax benefit of $16.3 million was recorded and is included as Income Tax Benefit (Expense). The net impact of the charge is $80.0 million or $(0.20) per share.
Taking cash and cash equivalents into account, total Net Debt at the end of the third quarter of 2011 was $2,206.6 million. This represents a reduction of $352.8 million in Net Debt since September 30, 2010, including the retirement of the remaining $73.3 million of 9.5% Senior Subordinated Notes, which were called on August 15, 2011. The Company’s Net Leverage Ratio decreased to 3.82 times Adjusted EBITDA at the end of the third quarter of 2011 from 4.53 times Adjusted EBITDA at September 30, 2010. At the end of the third quarter of 2011, the Company had available liquidity of $524.9 million including the undrawn availability under its $400 million revolving credit facility.
Net Cash Provided by Operations was $198.9 million in the nine months ended September 30, 2011, which compares to $169.0 million in the nine months ended September 30, 2010.
Net interest expense was $34.8 million in the third quarter of 2011 compared to $44.0 million in the third quarter of 2010. The decrease was due to both lower debt balances and lower interest rates.
Third quarter 2011 Income Tax Benefit (Expense) was $5.6 million compared to $(11.0) million in the third quarter of 2010. The Company has a $1.2 billion net operating loss carry-forward, which is currently being used and may be available to offset future taxable income in the United States.
Capital expenditures for third quarter 2011 were $37.6 million compared to $34.2 million in the third quarter of 2010. The increase was driven by additional investments to improve process capability and reduce costs.
Under the terms of its Credit Agreement, the Company must comply with a maximum consolidated secured leverage ratio. As of September 30, 2011, the Company’s ratio was 2.49 to 1.00, in compliance with the required maximum ratio of 4.75 to 1.00. The calculation of this ratio, along with a tabular reconciliation of EBITDA, Adjusted EBITDA, Credit Agreement EBITDA, Adjusted Net Income and Net Leverage Ratio, is attached to this release.
Earnings Call
The Company will host a conference call at 10:00 am eastern time today (October 27, 2011) to discuss the results of third quarter 2011. To access the conference call, listeners calling from within North America should dial 800-392-9489 at least 10 minutes prior to the start of the conference call (Conference ID#14266387). Listeners may also access the audio webcast, along with a slide presentation, at the Investor Relations section of the Graphic Packaging website: http://www.graphicpkg.com. Replays of the call can be accessed for one week by dialing 855-859-2056.

Forward Looking Statements
Any statements of the Company’s expectations in this press release constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements, including but not limited to, demand levels and availability of the Company’s net operating loss to offset taxable income, are based on currently available information and are subject to various risks and uncertainties that could cause actual results to differ materially from the Company’s present expectations. These risks and uncertainties include, but are not limited to, the Company’s substantial amount of debt, inflation of and volatility in raw material and energy costs, cutbacks in consumer spending that could affect demand for the Company’s products or actions taken by our customers in response to the difficult economic environment, continuing pressure for lower cost products, the Company’s ability to implement its business strategies, including productivity initiatives and cost reduction plans, currency movements and other risks of conducting business internationally, volatility in the credit and securities markets and the impact of regulatory and litigation matters, including those that could impact the Company’s ability to protect and use its intellectual property. Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date on which they are made and the Company undertakes no obligation to update such statements. Additional information regarding these and other risks is contained in the Company’s periodic filings with the SEC.
About Graphic Packaging Holding Company
Graphic Packaging Holding Company (NYSE:GPK), headquartered in Marietta, Georgia, is a leading provider of packaging solutions for a wide variety of products to food, beverage and other consumer products companies. The Company is one of the largest producers of folding cartons and holds a leading market position in coated-unbleached kraft, coated-recycled boxboard and specialty packaging. The Company’s customers include some of the most widely recognized companies in the world. Additional information about Graphic Packaging, its business and its products, is available on the Company’s web site at www.graphicpkg.com.

GRAPHIC PACKAGING HOLDING COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
In millions, except per share amounts	2011	2010	2011	2010
Net Sales	$1,073.3	$1,042.8	$3,154.6	$3,083.4
Cost of Sales	919.3	887.7	2,677.0	2,633.7
Selling, General and Administrative	75.8	80.9	255.7	236.7
Other Income, Net	(0.4)	(4.3)	(1.6)	(3.0)
Goodwill Impairment, Restructuring and Other Special Charges	96.3	—	96.3	55.1
(Loss) Income from Operations	(17.7)	78.5	127.2	160.9
Interest Expense, Net	(34.8)	(44.0)	(110.7)	(134.0)
Loss on Modification or Extinguishment of Debt	(1.3)	(6.5)	(2.1)	(7.4)
(Loss) Income before Income Taxes and Equity Income of Unconsolidated Entities	(53.8)	28.0	14.4	19.5
Income Tax Benefit (Expense)	5.6	(11.0)	(4.7)	(29.8)
(Loss) Income before Equity Income of Unconsolidated Entities	(48.2)	17.0	9.7	(10.3)
Equity Income of Unconsolidated Entities	0.7	0.6	1.6	1.4
Net (Loss) Income	$(47.5)	$17.6	$11.3	$(8.9)
(Loss) Income Per Share — Basic	$(0.12)	$0.05	$0.03	$(0.03)
(Loss) Income Per Share — Diluted	$(0.12)	$0.05	$0.03	$(0.03)
Weighted Average Number of Shares Outstanding — Basic	390.6	344.1	371.4	343.7
Weighted Average Number of Shares Outstanding — Diluted	390.6	347.2	376.8	343.7

GRAPHIC PACKAGING HOLDING COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
In millions, except share and per share amounts	2011	2010
ASSETS

Current Assets:
Cash and Cash Equivalents	$157.1	$138.7
Receivables, Net	440.5	382.2
Inventories, Net	493.5	417.3
Other Current Assets	69.5	75.4
Total Current Assets	1,160.6	1,013.6
Property, Plant and Equipment, Net	1,612.3	1,641.5
Goodwill	1,121.6	1,205.2
Intangible Assets, Net	546.0	576.6
Other Assets	45.5	47.7
Total Assets	$4,486.0	$4,484.6

LIABILITIES

Current Liabilities:
Short-Term Debt and Current Portion of Long-Term Debt	$19.4	$26.0
Accounts Payable	382.2	361.5
Interest Payable	35.8	28.4
Other Accrued Liabilities	179.3	179.8
Total Current Liabilities	616.7	595.7
Long-Term Debt	2,344.3	2,553.1
Deferred Income Tax Liabilities	240.1	241.1
Other Noncurrent Liabilities	296.7	347.7
Total Liabilities	3,497.8	3,737.6

SHAREHOLDERS’ EQUITY

Preferred Stock, par value $.01 per share; 100,000,000 shares authorized; no shares issued or outstanding	—	—
Common Stock, par value $.01 per share; 1,000,000,000 shares authorized; 389,337,134 and 343,698,778 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	3.9	3.4
Capital in Excess of Par Value	2,177.7	1,965.2
Accumulated Deficit	(997.0)	(1,008.3)
Accumulated Other Comprehensive Loss	(196.4)	(213.3)
Total Shareholders’ Equity	988.2	747.0
Total Liabilities and Shareholders’ Equity	$4,486.0	$4,484.6

GRAPHIC PACKAGING HOLDING COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
In millions	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$11.3	($8.9)
Non-cash Items Included in Net Income (Loss):
Depreciation and Amortization	209.2	218.0
Goodwill Impairment Charge	96.3	—
Deferred Income Taxes	(0.7)	24.4
Amount of Postretirement Expense Less Than Funding	(30.7)	(14.8)
Other, Net	24.9	31.3
Changes in Operating Assets and Liabilities	(111.4)	(81.0)
Net Cash Provided by Operating Activities	198.9	169.0

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Spending	(108.4)	(73.9)
Acquisition of Business	(51.9)	—
Other, Net	(2.8)	1.5
Net Cash Used in Investing Activities	(163.1)	(72.4)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Proceeds from Issuance of Common Stock	237.7	—
Repurchase of Common Stock	(32.9)	—
Proceeds from Issuance or Modification of Debt	—	29.4
Payments on Debt	(223.3)	(101.7)
Borrowings under Revolving Credit Facilities	75.2	126.4
Payments on Revolving Credit Facilities	(73.3)	(124.6)
Redemption and Early Tender Premiums and Debt Issuance Costs	—	(10.2)
Other, Net	(0.2)	—
Net Cash Used in Financing Activities	(16.8)	(80.7)

Effect of Exchange Rate Changes on Cash	(0.6)	0.6
Net Increase in Cash and Cash Equivalents	18.4	16.5
Cash and Cash Equivalents at Beginning of Period	138.7	149.8
Cash and Cash Equivalents at End of Period	$157.1	$166.3

Reconciliation of Non-GAAP Financial Measures

The tables below set forth the calculation of the Company's earnings before interest expense, income tax expense, equity income of unconsolidated entities, depreciation and amortization (“EBITDA”), Adjusted EBITDA, Adjusted Net Income and Net Leverage Ratio. Adjusted EBITDA and Adjusted Net Income exclude charges associated with the Company's combination with Altivity Packaging, LLC and the acquisition of the assets of Sierra Pacific Packaging, Inc. as well as charges associated with modification or extinguishment of debt. The Company's management believes that the presentation of EBITDA, Adjusted EBITDA, Adjusted Net Income and Net Leverage Ratio provides useful information to investors because these measures are regularly used by management in assessing the Company's performance. EBITDA, Adjusted EBITDA, Adjusted Net Income and Net Leverage Ratio are financial measures not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), and are not measures of net income, operating income, operating performance or liquidity presented in accordance with GAAP.
EBITDA, Adjusted EBITDA, Adjusted Net Income and Net Leverage Ratio should be considered in addition to results prepared in accordance with GAAP, but should not be considered substitutes for or superior to GAAP results. In addition, our EBITDA, Adjusted EBITDA, Adjusted Net Income and Net Leverage Ratio may not be comparable to Adjusted EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate such measures in the same manner as we do.

	Three Months Ended September 30,		Nine Months Ended September 30,
In millions, except per share amounts	2011	2010	2011	2010
Net (Loss) Income	$(47.5)	$17.6	$11.3	$(8.9)
Add (Subtract):
Income Tax (Benefit) Expense	(5.6)	11.0	4.7	29.8
Equity Income of Unconsolidated Entities	(0.7)	(0.6)	(1.6)	(1.4)
Interest Expense, Net	34.8	44.0	110.7	134.0
Depreciation and Amortization	73.4	72.8	219.6	225.2
EBITDA	54.4	144.8	344.7	378.7
Charges Associated with Business Combinations	—	—	1.7	55.1
Goodwill Impairment Charge	96.3	—	96.3	—
Loss on Modification or Extinguishment of Debt	1.3	6.5	2.1	7.4
Adjusted EBITDA	$152.0	$151.3	$444.8	$441.2

Net (Loss) Income	$(47.5)	$17.6	$11.3	$(8.9)
Charges Associated with Business Combinations	—	—	1.7	55.1
Goodwill Impairment Charge (Net of Tax Benefit)	80.0	—	80.0	—
Loss on Modification or Extinguishment of Debt	1.3	6.5	2.1	7.4
Adjusted Net Income	$33.8	$24.1	$95.1	$53.6

Per Share — Basic
Net (Loss) Income	$(0.12)	$0.05	$0.03	$(0.03)
Charges Associated with Business Combinations	—	—	0.00	0.16
Goodwill Impairment Charge	0.20	—	0.22	—
Loss on Modification or Extinguishment of Debt	0.00	0.02	0.01	0.02
Adjusted Net Income*	$0.09	$0.07	$0.26	$0.16

Per Share — Diluted
Net (Loss) Income	$(0.12)	$0.05	$0.03	$(0.03)
Charges Associated with Business Combinations	—	—	0.00	0.16
Goodwill Impairment Charge	0.20	—	0.21	—
Loss on Modification or Extinguishment of Debt	0.00	0.02	0.01	0.02
Adjusted Net Income*	$0.09	$0.07	$0.25	$0.16
* May not foot due to rounding

GRAPHIC PACKAGING HOLDING COMPANY
Reconciliation of Non-GAAP Financial Measures
(Continued)

	Twelve Months Ended
	September 30,	September 30,	December 31,
In millions	2011	2010	2010
Net Income	$30.9	$22.9	$10.7
Add (Subtract):
Income Tax Expense	2.4	24.2	27.5
Equity Income of Unconsolidated Entities	(1.8)	(1.9)	(1.6)
Interest Expense, Net	151.2	172.4	174.5
Depreciation and Amortization	293.7	308.0	299.3
EBITDA	476.4	525.6	510.4
Charges Associated with Business Combinations	1.7	65.2	55.1
Goodwill Impairment Charge	96.3	—	—
Asset Impairment and Shutdown Charges	—	10.7	—
Loss on Modification or Extinguishment of Debt	3.1	7.4	8.4
Alternative Fuel Tax Credits Net of Expenses	—	(44.0)	—
Adjusted EBITDA	$577.5	$564.9	$573.9

	September 30,	September 30,	December 31,
Calculation of Net Debt:	2011	2010	2010
Short-Term Debt and Current Portion of Long-Term Debt	$19.4	$28.8	$26.0
Long-Term Debt	2,344.3	2,696.9	2,553.1
Less:
Cash and Cash Equivalents	(157.1)	(166.3)	(138.7)
Total Net Debt	$2,206.6	$2,559.4	$2,440.4
Net Leverage Ratio (Net Debt/Adjusted EBITDA)	3.82	4.53	4.25

GRAPHIC PACKAGING HOLDING COMPANY
Reconciliation of Non-GAAP Financial Measures
(Continued)
The Credit Agreement dated May 16, 2007, as amended (“the Credit Agreement”) and the indentures governing the Company’s 9.5% Senior Notes due 2017 and the 7.875% Senior Notes due 2018 (“the Notes”) limit the Company’s ability to incur additional indebtedness. Additional covenants contained in the Credit Agreement, among other things, restrict the ability of the Company to dispose of assets, incur guarantee obligations, prepay other indebtedness, make dividends and other restricted payments, create liens, make equity or debt investments, make acquisitions, modify terms of the indentures under which the Notes are issued, engage in mergers or consolidations, change the business conducted by the Company and its subsidiaries, and engage in certain transactions with affiliates. Such restrictions, together with the highly leveraged nature of the Company and disruptions in the credit markets, could limit the Company’s ability to respond to changing market conditions, fund its capital spending program, provide for unexpected capital investments or take advantage of business opportunities.
Under the terms of the Credit Agreement, the Company must comply with a maximum consolidated secured leverage ratio, which is defined as the ratio of: (a) total long-term and short-term indebtedness of the Company and its consolidated subsidiaries as determined in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), plus the aggregate cash proceeds received by the Company and its subsidiaries from any receivables or other securitization but excluding therefrom (i) all unsecured indebtedness, (ii) all subordinated indebtedness permitted to be incurred under the Credit Agreement, and (iii) all secured indebtedness of foreign subsidiaries to (b) Adjusted EBITDA, which we refer to as Credit Agreement EBITDA(1). Pursuant to this financial covenant, the Company must maintain a maximum consolidated secured leverage ratio of less than the following:

Maximum Consolidated
Secured Leverage Ratio(1)
October 1, 2009 and thereafter	4.75 to 1.00

Note:

(1)
Credit Agreement EBITDA is defined in the Credit Agreement as consolidated net income before consolidated net interest expense, non-cash expenses and charges, total income tax expense, depreciation expense, expense associated with amortization of intangibles and other assets, non-cash provisions for reserves for discontinued operations, extraordinary, unusual or non-recurring gains or losses or charges or credits, gain or loss associated with sale or write-down of assets not in the ordinary course of business, any income or loss accounted for by the equity method of accounting, and projected run rate cost savings, prior to or within a twelve month period.

At September 30, 2011, the Company was in compliance with the financial covenant in the Credit Agreement and the ratio was as follows:
Consolidated Secured Leverage Ratio — 2.49 to 1.00
The Company’s management believes that presentation of the consolidated secured leverage ratio and Credit Agreement EBITDA herein provides useful information to investors because borrowings under the Credit Agreement are a key source of the Company’s liquidity, and the Company’s ability to borrow under the Credit Agreement is dependent on, among other things, its compliance with the financial ratio covenant. Any failure by the Company to comply with this financial covenant could result in an event of default, absent a waiver or amendment from the lenders under such agreement, in which case the lenders may be entitled to declare all amounts owed to be due and payable immediately.
Credit Agreement EBITDA is a financial measure not calculated in accordance with U.S. GAAP, and is not a measure of net income, operating income, operating performance or liquidity presented in accordance with U.S. GAAP. Credit Agreement EBITDA should be considered in addition to results prepared in accordance with U.S. GAAP, but should not be considered a substitute for or superior to U.S. GAAP results. In addition, Credit Agreement EBITDA may not be comparable to EBITDA or similarly titled measures utilized by other companies because other companies may not calculate Credit Agreement EBITDA in the same manner as the Company does.

The calculations of the components of the maximum consolidated secured leverage ratio for and as of the period ended September 30, 2011 are listed below:

Twelve Months Ended
In millions	September 30, 2011

Net Income	$30.9
Income Tax Benefit	2.4
Interest Expense, Net	151.2
Depreciation and Amortization	279.9
Equity Income of Unconsolidated Entities, Net of Dividends	(0.4)
Other Non-Cash Charges	40.9
Losses Associated with Sale/Write-Down of Assets	2.7
Other Non-Recurring/Extraordinary/Unusual Items	104.6
Projected Run Rate Cost Savings (a)	61.2

Credit Agreement EBITDA	$673.4

As of
In millions	September 30, 2011

Short-Term Debt	$19.4
Long-Term Debt	2,344.3

Total Debt	$2,363.7
Less Adjustments(b)	686.0

Consolidated Secured Indebtedness	$1,677.7

Note:

(a)
As defined by the Credit Agreement, this represents projected cost savings expected by the Company to be realized as a result of specific actions taken or expected to be taken prior to or within twelve months of the period in which Credit Agreement EBITDA is to be calculated, net of the amount of actual benefits realized or expected to be realized from such actions.

The terms of the Credit Agreement limit the amount of projected run rate cost savings that may be used in calculating Credit Agreement EBITDA by stipulating that such amount may not exceed the lesser of (i) ten percent of EBITDA as defined in the Credit Agreement for the last twelve-month period (before giving effect to projected run rate cost savings) or (ii) $100 million. As a result, in calculating Credit Agreement EBITDA above, the Company used projected run rate cost savings of $61.2 million, or ten percent of EBITDA, as calculated in accordance with the Credit Agreement, which amount is lower than total projected cost savings identified by the Company, net of actual benefits realized for the twelve month period ended September 30, 2011. Projected run rate cost savings were calculated by the Company solely for its use in calculating Credit Agreement EBITDA for purposes of determining compliance with the maximum consolidated secured leverage ratio contained in the Credit Agreement and should not be used for any other purpose.

(b)
Represents consolidated indebtedness/securitization that is either (i) unsecured, or (ii) Permitted Subordinated Indebtedness as defined in the Credit Agreement, or secured indebtedness permitted to be incurred by the Company’s foreign subsidiaries per the Credit Agreement.

If inflationary pressures on key inputs resume, or depressed selling prices, lower sales volumes, increased operating costs or other factors have a negative impact on the Company’s ability to increase its profitability, the Company may not be able to maintain its compliance with the financial covenant in its Credit Agreement. The Company’s ability to comply in future periods with the financial covenant in the Credit Agreement will depend on its ongoing financial and operating performance, which in turn will be subject to economic conditions and to financial, business and other factors, many of which are beyond the Company’s control, and will be substantially dependent on the selling prices for the Company’s products, raw material and energy costs, and the Company’s ability to successfully implement its overall business strategies and meet its profitability objective. If a violation of the financial covenant or any of the other covenants occurred, the Company would attempt to obtain a waiver or an amendment from its lenders, although no assurance can be given that the Company would be successful in this regard. The Credit Agreement and the indentures governing the Notes have certain cross-default or cross-acceleration provisions; failure to comply with these covenants in any agreement could result in a violation of such agreement which could, in turn, lead to violations of other agreements pursuant to such cross-default or cross-acceleration provisions. If an event of default occurs, the lenders are entitled to declare all amounts owed to be due and payable immediately. The Credit Agreement is collateralized by substantially all of the Company’s domestic assets.

GRAPHIC PACKAGING HOLDING COMPANY
Unaudited Supplemental Data

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
2011
Net Tons Sold (000's)
Paperboard Packaging	600.4	636.3	627.4
Flexible Packaging	N.M.	N.M	N.M.

Net Sales ($ Millions):
Paperboard Packaging	$825.0	$907.2	$894.1
Flexible Packaging	175.6	173.5	179.2
Total	$1,000.6	$1,080.7	$1,073.3

Income (Loss) from Operations ($ Millions):
Paperboard Packaging	$74.4	$90.8	$93.0
Flexible Packaging	6.0	0.6	(94.2)
Corporate	(11.8)	(15.1)	(16.5)
Total	$68.6	$76.3	($17.7)
2010
Net Tons Sold (000's)
Paperboard Packaging	627.6	655.1	646.0	621.6
Flexible Packaging	N.M.	N.M.	N.M.	N.M.

Net Sales ($ Millions):
Paperboard Packaging	$834.6	$867.8	$873.3	$843.7
Flexible Packaging	169.5	168.7	169.5	167.9
Total	$1,004.1	$1,036.5	$1,042.8	$1,011.6

Income (Loss) from Operations ($ Millions):
Paperboard Packaging	$75.7	$75.0	$86.8	$66.2
Flexible Packaging	6.7	4.5	1.6	5.2
Corporate	(22.8)	(56.7)	(9.9)	(12.8)
Total	$59.6	$22.8	$78.5	$58.6